Federal Home Loan Bank of Des Moines
announcement

August 10, 2016

FHLB Des Moines Approves Second Quarter 2016 Dividend

The FHLB Des Moines (the Bank) Board of Directors (the Board) has approved a second quarter 2016 dividend for both the average activity-based capital stock and average membership capital stock outstanding during the quarter. The dividend approved for activity-based capital stock was at an annualized rate of 3.50 percent. The dividend approved for membership capital stock was at an annualized rate of 0.75 percent. The dividend is expected to be paid on August 11, 2016.

The membership stock dividend of 0.75 percent is an increase from the previous quarter’s 0.50 percent. The Bank’s practice has been to have changes in the membership stock dividend generally track changes in three-month LIBOR over time. Three-month LIBOR has increased over the past year, and accordingly, the Board has approved an increase in the membership stock dividend.

The effective combined annualized dividend rate for the Bank on both subclasses of capital stock outstanding was 2.98 percent; however, the effective combined dividend rate on the total capital stock held by each shareholder will depend on their level of activity with the Bank during the second quarter.

The second quarter dividend payout to shareholders will total $41 million, which represents 18 percent of net income for the second quarter and 72 percent of net income for the second quarter when excluding net private-label mortgage-backed securities litigation gains and mandatorily redeemable capital stock interest expense from net income. This dividend payment level along with the private-label mortgage-backed securities litigation gains have enabled the Bank to continue to build retained earnings and capital.

Earlier today the Bank filed its Second Quarter 2016 Form 10-Q with the Securities and Exchange Commission (SEC). An overview of the Bank's financial results for the second quarter was provided in a Form 8-K earnings release filed with the SEC on July 28, 2016. These filings are available at www.fhlbdm.com or www.sec.gov.